March 26, 2024

Securities and Exchange Commission 100 F Street, N.E.
Washington, DC 20549 Commissioners:
We have read the statements made by Mynd.ai, Inc. (formerly Gravitas Education Holdings, Inc.) under Item 16F of its Form 20-F dated March 26, 2024. We agree with the statements concerning our Firm in such Form 20-F; we are not in a position to agree or disagree with other statements of Mynd.ai, Inc. contained therein.

Very truly yours,

Marcum Asia CPAs LLP New York, NY

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001 Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com